FOR IMMEDIATE RELEASE

March 13, 2007

Contact: Rosemarie Faccone

    or Susan Jordan

    732-577-9997

UMH PROPERTIES, INC. REPORTS YEAR-END EARNINGS

FREEHOLD, NJ, March 13, 2007........UMH Properties, Inc. (AMEX:UMH) reported net income of $5,840,000 or $0.58 a share for the year ended December 31, 2006, as compared to $6,990,000 or $0.74 a share for the year ended December 31, 2005.

A summary of significant financial information for the years ended December 31, 2006 and 2005, and for the quarters ended December 31, 2006 and 2005, is as follows:

        For the Years Ended December 31,

	2006	2005

Total Revenues	$42,645,000	$39,340,000
Total Expenses	$36,963,000	$32,393,000
Net Income	$5,840,000	$6,990,000
Net Income per Share	$.58	$.74
FFO (1)	$9,097,000	$10,301,000
FFO per Share (1)	$.90	$1.09
Weighted Average Shares Outstanding	10,094,000	9,473,000

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      For the Quarters Ended December 31,

	2006	2005

Total Revenues	$12,895,000	$10,232,000
Total Expenses	$10,747,000	$8,808,000
Net Income	$2,206,000	$1,446,000
Net Income per Share	$.22	$.15
FFO (1)	$3,019,000	$2,237,000
FFO per Share (1)	$.29	$.23
Weighted Average Shares Outstanding	10,260,000	9,722,000

(1)  Non-GAAP Information:  Funds from Operations (FFO) is defined as net income excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trusts (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost bases.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO is calculated as follows:

	For the Years Ended		For the Quarters Ended
	12/31/06	12/31/05	12/31/06	12/31/05

Net Income	$5,840,000	$6,990,000	$2,206,000	$1,446,000
Gain on Sales of Depreciable Assets	(158,000)	(43,000)	(58,000)	(23,000)
Depreciation Expense	3,415,000	3,354,000	871,000	814,000

FFO	$9,097,000	$10,301,000	$3,019,000	$2,237,000

The following are the cash flows provided by (used in) operating, investing and financing activities for the years ended December 31, 2006 and 2005:

	2006	2005

Operating Activities	$4,162,000	$3,035,000
Investing Activities	(2,592,000)	(13,415,000)
Financing Activities	(4,121,000)	6,161,000

Samuel A. Landy, President, stated, “Income and expense from our securities portfolio, our derivative position and our interest rate swaps are volatile.  In 2006, we recorded a gain on securities transactions of $267,000, as compared to $1,233,000 for 2005, a decrease of $966,000.  This was primarily due to the $823,000 write-down to the carrying value of securities which were considered other than temporarily impaired.  The Company also realized a substantial portion of the unrealized gain in the securities portfolio in 2005.  The fair value of the Company’s interest rate swaps decreased interest expense by $774,000 in 2005, while increasing it by $68,000 in 2006, a swing of $842,000.”

Mr. Landy further stated, “Our sales of manufactured homes into our communities have continued to grow, generating increased rental revenue and upgrading our communities.  Sales reached a new high of $15.8 million, an increase of 27% over the 2005 amount of $12.4 million.  UMH continues to look for investment opportunities to enhance our operations.  During 2006, we purchased a 270-space community in Lebanon, Tennessee.  We are in the process of expansions at several of our communities.  UMH has substantial cash and borrowing power available should further opportunities arise.”

UMH Properties, Inc., a publicly-owned real estate investment trust, owns and operates twenty-eight manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.   In addition, the Company owns a portfolio of REIT securities.

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